Exhibit 4.7

Prórroga del Titulo de Concesión para ocupar la posición orbital geoestacionaria 116.8° LO asignada al país, para la explotación exclusive de las frecuencias de banda C, (3.7-4.2 GHz) y (5.925-6.425 GHz), y las frecuencias de banda Ku, (11.7-12.2 GHz) y (14-14.5 GHz) asociadas, así como los derechos de emisión y recepción de señales, que otorga el Gobierno Federal, por conducto de la Secretaria de Comunicaciones y Transportes, en favor de Satélites Mexicanos, S.A. de C.V., al tenor de los siguientes antecedentes y condiciones.

I. ANTECEDENTES

I.1.	Con fecha 2 de marzo de 1995 se publicó en el Diario Oficial de la Federación la reforma al cuarto párrafo del artículo 28 de la Constitución Política de los Estados Unidos Mexicanos, para sustituir el régimen de la participación exclusiva del Estado en la prestación del servicio de comunicación vía satélite por otro que permita la participación de los particulares y, como parte de ello, se promulgó el 7 de junio del mismo año la Ley Federal de Telecomunicaciones que, entre otros objetivos, establece el marco regulatorio fundamental para esta actividad.

I.2.	El 1 de agosto de 1997, se publicó en el Diario Oficial de la Federación el Reglamento de Comunicación Vía Satélite, ordenamiento que tiene por objeto reglamentar la Ley Federal de Telecomunicaciones en lo relativo a la comunicación vía satélite.

I.3.	Con fecha 23 de octubre de 1997, la Secretaria de Comunicaciones y Transportes, (en lo sucesivo la Secretaria), otorgó a Satélites Mexicanos, S.A. de C.V., (en lo sucesivo el Concesionario), un título de concesión para ocupar la posición orbital geoestacionaria 116.8° LO asignada al país, para la explotación exclusiva de las frecuencias de banda C, (3.7- 4.2 GHz) y (5.925-6.425 GHz), y las frecuencias de banda Ku, (11.7-12.2 GHz) y (14-14.5 GHz) asociadas, así como los derechos de emisión y recepción de señales, (en lo sucesivo la Concesión), con una vigencia de 20 (veinte) anos, contados a partir de la fecha de su otorgamiento.

I.4.	Mediante escrito, presentado el 7 de mayo de 2010, el Concesionario solicitó a la Secretaria autorización, a efecto de modificar los anexos técnicos de la Concesión, para ocupar la posición orbital geoestacionaria de 116.8° LO asignada al país y explotar sus respectivas bandas de frecuencias asociadas y los derechos de emisión y recepción de señales, con el fin de adicionar las características técnicas del satélite Satmex 8 por reemplazo del satélite Satmex 5.

I.5.	Mediante el oficio numero CFT/D03/USI/DGA/1599/10, de fecha 8 de septiembre de 2010, la Comisión Federal de Telecomunicaciones, (en lo sucesivo la Cofetel), emitió opinión favorable, con base en la Resolución del Pleno No. P/110810/385 de fecha 11 de agosto de 2010, respecto de la solicitud presentada el 7 de mayo de 2010 por el Concesionario, con el fin de sustituir el satélite Satmex 5 por el satélite Satmex 8, en la posición orbital geoestacionaria 116.8° LO.

I.6.	Con fecha de 15 de diciembre de 2010, la Secretaria autorizó la modificación de los Apéndices I y II de la Concesión, con el fin de sustituir el satélite Satmex 5 por el satélite Satmex 8 en la posición orbital 116.8° Longitud Oeste.

I.7.	Mediante escrito presentado el 11 de febrero de 2011, el Concesionario solicitó a la Secretaria la prórroga de vigencia de la Concesión por un plazo de 20 (veinte) años contados a partir del vencimiento del plazo inicial de la vigencia de la Concesión., sin exigir contraprestación alguna en términos de las Condiciones 1.8 y 1.8.2 de la Concesión.

I.8.	Mediante escritos presentados el 11 de febrero de 2011, el Concesionario solicitó a la Secretaria la confirmación de los siguientes criterios:

I.8.1	Que se encuentra “en cumplimiento de todas y cada una de las condiciones establecidas en el titulo de concesión para ocupar /a posición orbital geoestacionaria 116.8° Longitud Oeste y explotar sus respectivas bandas de frecuencias asociadas y los derechos de emisión y recepción de que le fue otorgado por el Gobierno Federal a través de la Secretaria el 23 de octubre de 1997”.

I.8.2.	“Que en las prórrogas que se otorguen a la Concesión cuando se cubran los requisitos aplicables y, siempre que este en cumplimiento de las condiciones establecidas en la Concesión, esa H. Secretaría de Comunicaciones y Transportes se abstendrá de imponer limitaciones o restricciones a los derechos que la propia Satélites Mexicanos, S.A. de C. V., tiene actualmente en la propia Concesión”.

I.8.3.	Confirmar “por escrito a mi representada que en caso, que la SCT resuelva en su oportunidad otorgar prórroga a la vigencia de cada una de las Concesiones, Satmex continuara teniendo el derecho exclusivo para usar, aprovechar y explotar, durante la vigencia de dicha prórroga, las bandas de frecuencias “C” y “Ku” asociadas (estándar) a las posiciones orbitales geoestacionarias 114.9° LO, 116.8° LO y 113.0° LO”.

I.9.	Mediante escrito, presentado el 8 de marzo de 2011, el Concesionario informó a la Secretaria que ha alcanzado un acuerdo con sus principales acreedores y partes interesadas, para llevar a cabo una reestructura financiera y corporativa, que permitirá hacer viable la construcción y lanzamiento del satélite Satmex 8, así mismo reitera la solicitud de prórroga de vigencia de la Concesión por un plazo de 20 (veinte) anos contado a partir del vencimiento del plazo inicial de la vigencia de la Concesión, sin exigir contraprestación alguna en términos de las condiciones 1.8 y 1.8.2 de la Concesión.

I.10.	El Pleno de la Cofetel, mediante el acuerdo número P/EXT/150411/38 de fecha 15 de abril de 2011, emitió opinión favorable respecto de las solicitudes referidas en los

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Antecedentes 1.8.1., 1.8.2. y 1.8.3., conforme a lo dispuesto en los artículos 1°, 2°, 4°, 8° fracción II, 9-A fracción XVII, 9-B y 11 fracción III de la Ley Federal de Telecomunicaciones; 1 y 3 de la Ley Federal de Procedimiento Administrativo y 9° fracción XIII del Reglamento Interno de la Comisión Federal de Telecomunicaciones.

I.11.	El Pleno de la Cofetel, mediante acuerdo número P/EXT/150411/40 de fecha 15 de abril de 2011, emitió opinión favorable respecto de la solicitud de prórroga referida en los Antecedentes 1.7. y 1.9. conforme a lo dispuesto en los artículos 9-A fracción IV, 9-B y 11 fracción III de la Ley Federal de Telecomunicaciones; 1 y 3 de la Ley Federal de Procedimiento Administrativo; y 9° fracción III y 24 Apartado A fracción XXXI del Reglamento Interno de la Comisión Federal de Telecomunicaciones

I.12.	Con fecha 20 de abril de 2011, en seguimiento al trámite de la solicitud para el otorgamiento de la prórroga de la concesión, la Secretaria notificó al Concesionario el Acuerdo número 1.-226, mediante el cual se le otorgó un plazo de 10 (diez) días hábiles, para que manifestara de forma clara, expresa indubitable, su aceptación respecto de todas y cada una de las condiciones establecidas por esta Secretaria en el citado Acuerdo y su anexo.

I.13.	Mediante escrito presentado en la Dirección General de Política de Telecomunicaciones y de Radiodifusión de la Secretaria el 3 de mayo de 2011, el Concesionario solicitó una prórroga de 5 días hábiles contados a partir del día hábil siguiente a aquél en que finalice el plazo originalmente otorgado en el acuerdo a que se refiere el Antecedente 1.12.

I.14.	Con fecha 4 de mayo de 2011, la Secretaria notificó al Concesionario el acuerdo numero 1.-255, mediante el cual se le concede un plazo de 5 (cinco) días hábiles contados a partir del vencimiento del plazo originalmente otorgado, para que manifestara su aceptación respecto de las condiciones establecidas en el Acuerdo número 1.-226 del 20 de abril de 2011.

I.15.	Mediante escrito presentado en la Secretaria el 12 de mayo de 2011, el Concesionario manifestó la aceptación respecto a todas y cada una de las condiciones establecidas en el Acuerdo numero 1.-226 notificado el día 20 de abril de 2011.

Como alcance al escrito de fecha 12 de mayo de 2011, el Concesionario mediante escrito presentado en la Secretaria el 17 de mayo de 2011, manifiesta y reitera de manera clara, expresa e indubitable, la aceptación de todas las condiciones establecidas en el Acuerdo número 1.226 de fecha 20 de abril de 2011.

I.16.	La Secretaría, una vez recibida la opinión a que se refiere el Antecedente 1.11. y después de analizar la documentación correspondiente a la solicitud del Concesionario, resolvió que la misma cumple con los requisitos exigidos por la Ley Federal de Telecomunicaciones y demás disposiciones aplicables.

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Por lo anteriormente expuesto, con fundamento en lo dispuesto por los artículos 14, 16, 25, 26 Apartado A, 27 párrafos primero, cuarto y sexto, 28 párrafos cuarto y décimo, 42 fracción VI, 80 y 90 párrafo primero de la Constitución Política de los Estados Unidos Mexicanos; 1°, párrafos primero y segundo, 2° fracción I, 14 párrafo primero 16, 18, 26 en la parte relativa a la Secretaria de Comunicaciones y Transportes y 36 fracciones I y XXVIl de la Ley Orgánica de la Administración Publica Federal; 1°, 2°, 4°, 5°, 7°, párrafos primero y segundo, fracciones I, XII y XIV, 8°, 9-A fracción IV, 10 fracción II, 11 fracción III, 29 y 55 de la Ley Federal de Telecomunicaciones; 1°, 2°, 3°, 4°, 5°, 6°, 12 y 30 del Reglamento de Comunicación Vía Satélite; 1°, 3°, 9°, 11 fracción II, 28, 32, 35 fracción I, 36, 38 párrafo primero y 79 de la Ley Federal de Procedimiento Administrativo; 1°, 2° fracción I, 4°, 5° fracciones XI y XXIII y 25 fracción II del Reglamento Interior de la Secretaria de Comunicaciones y Transportes, la Condición 1.8. de la Concesión, así come los tratados internacionales de los que México es parte.

Por lo anterior, la Secretaria otorga al Concesionario la presente prórroga del Titulo de Concesión pare ocupar la posición orbital geoestacionaria 116.8° LO asignada al país, para la explotación exclusive de las frecuencias de banda C, (3.7-4.2 GHz) y (5.925-6.425 GHz), y las frecuencias de banda Ku, (11.7-12.2 GHz) y (14-14.5 GHz) asociadas, así come los derechos de emisión y recepción de señales, la que queda sujeta a las siguientes:

CONDICIONES

Capítulo Primero

Condiciones Generales

1. Definiciones.

1.1 Definición de términos. Los términos empleados en el presente titulo, tendrán el significado que se les da en la Ley Federal de Telecomunicaciones, el Reglamento de Comunicación Vía Satélite, así come los expresamente definidos en el mismo y en el Anexo que forma parte integrante de este Titulo de Concesión:

1.1.1	Ley: la Ley Federal de Telecomunicaciones, publicada en el Diario Oficial de la Federación el 7 de junio de 1995;

1.1.2	Concesión: la contenida en el presente titulo que prórroga la concesión otorgada el 23 de octubre de 1997, para ocupar la posición orbital geoestacionaria 116.8° LO Longitud Oeste asignada al país, y explotar sus respectivas bandas de frecuencias asociadas y los derechos de emisión y recepción de señales;

1.1.3	Afiliadas: Aquellas sociedades que tienen accionistas o socios comunes entre si, quienes deberán ser titulares de acciones o partes sociales que les permitan ejercer el control en ambas sociedades;

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1.1.4	Sistema Satelital: uno o más satélites, con sus frecuencias asociadas y sus respectivos centros de control, que operan en forma integrada para hacer disponible capacidad satelital para la prestación de servicios satelitales;

1.1.5	Reglamento: el Reglamento de Comunicación Vía Satélite.

1.2 Objeto. Por el presente se prórroga la Concesión, para ocupar la posición orbital geoestacionaria 116.8° LO asignada al país, para la explotación exclusiva de las frecuencias de banda C, (3.7- 4.2 GI-lz) y (5.925-6.425 GHz), y las frecuencias de banda Ku, (11.7-12.2 GHz) y (14-14.5 GHz) asociadas, así como los derechos de emisión y recepción de señales, en favor de Satélites Mexicanos, S.A. de C.V., según se detallan en los Apéndices I y II.

1.3 Prestación de los servicios. El Concesionario sólo podrá poner a disposición de personas que cuenten con un título de concesión de red publica de telecomunicaciones o permiso de los previstos en el articulo 31 de la Ley, la capacidad satelital con que cuente.

En caso de que el Concesionario pretenda prestar servicios a personas que no cuenten con un titulo de concesión de red pública de telecomunicaciones ni permiso de los previsto en la Ley, deberá realizarlo a través de empresas afiliadas, subsidiarias o filiales que cuenten con concesión para instalar, operar o explotar una red pública de telecomunicaciones o con permiso para operar como comercializadora de servicios de telecomunicaciones.

En consecuencia, de requerirlo el Concesionario, la Secretaria, previo cumplimiento de los requisitos establecidos al efecto, otorgara a la empresa afiliada, subsidiaria o filial del propio Concesionario, concesión de red pública de telecomunicaciones o permiso de los previstos en el articulo 31 de la Ley.

1.4 Especificaciones técnicas y área de cobertura. Las especificaciones técnicas del sistema satelital deberán ajustarse a lo dispuesto por la Ley, el Reglamento, las normas oficiales mexicanas, demás disposiciones administrativas aplicables y a las especificaciones técnicas, características de operación y área de cobertura a que se refiere el Apéndice I de la presente Concesión.

1.5 Infraestructura del sistema satelital. La infraestructura de que se compone el sistema satelital se describe en el Apéndice II de la presente Concesión.

1.6 Modificación de las especificaciones técnicas y área de cobertura. Cuando el Concesionario requiera modificar las características técnicas o el área de cobertura señaladas en el Apéndice I de la presente Concesión, deberá contar previamente con la autorización de la Comisión.

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1.7 Reserva de capacidad. De conformidad con lo dispuesto por el articulo 29 del Reglamento, el Concesionario deberá reservar 73.10 megahertz de su capacidad total en la banda C de frecuencias y 30.64 megahertz de su capacidad total en la banda Ku de frecuencias, la que será utilizada por el Estado en forma gratuita, exclusivamente para las redes de seguridad nacional y para servicios de carácter social.

La capacidad que será objeto de reserve en favor del Estado sera administrada por la Secretaria, a través de la Dirección General de Política de Telecomunicaciones y de Radiodifusión o la unidad administrativa que la sustituya.

El Concesionario deberá mantener permanentemente disponible la capacidad reservada al Estado. La calidad de transmisión que el Concesionario proporcione para los servicios señalados en esta condición, deberá ser igual a la mejor ofrecida en el resto de sus servicios.

De presentarse cualquier supuesto que tenga por consecuencia la disminución permanente de la capacidad total del satélite que ocupe la posición orbital objeto de esta Concesión, la capacidad reservada en favor del Estado disminuirá en la misma proporción.

En caso de presentarse cualquier cause que afecte las transmisiones que se realicen al amparo de la capacidad reservada al Estado, el Concesionario reubicara dichas transmisiones de forma tal que garantice la continuidad de los servicios, y de ser necesario, les dará prioridad incluso respecto de cualquier otra transmisión. La reubicación deberá hacerse en forma inmediata, salvo que ello no sea técnicamente factible.

Para los futuros satélites, la Secretaria definirá la capacidad que deba reservarse para el Estado, bajo los mismos criterios y principios contenidos en el Reglamento y en la presente Concesión.

1.8 Vigencia. La vigencia de esta Concesión será de 20 (veinte) anos contados a partir del 24 de octubre de 2017, y podrá ser prorrogada hasta par un plazo igual, siempre y cuando el Concesionario:

1.8.1	Haya cumplido con las obligaciones contenidas en la presente Concesión;

1.8.2	Acepte las nuevas condiciones que imponga la Secretaria;

1.8.3	Lo solicite antes de que inicie la ultima quinta parte del plazo de la Concesión, y

1.8.4	Obtenga la aprobación, por parte de la Secretaria y de la Comisión, de las características técnicas y operativas del nuevo satélite, y garantice la

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ocupación y explotación de la posición orbital durante la vigencia de la Concesión y/o su prórroga.

El Concesionario podrá solicitar conforme a los requisitos antes citados una nueva prórroga en términos de la Ley, el Reglamento y las demás disposiciones aplicables, y de ser procedente la misma deberá cubrir la contraprestación que al efecto fije el Gobierno Federal.

1.9 Legislación aplicable. Para todo lo relativo a la presente Concesión, el Concesionario deberá sujetarse, en lo conducente, a la Ley, a la Ley de Vías Generales de Comunicación, al Reglamento además de los tratados, leyes, reglamentos, decretos, normas oficiales mexicanas, acuerdos, circulares y a las demás disposiciones administrativas que expida la Secretaria o la Comisión, así como a las condiciones establecidas en esta Concesión.

El Concesionario acepta que si los preceptos legales y las disposiciones administrativas a que se refiere el párrafo anterior y a las cuales queda sujeta esta Concesión, fueren derogados, modificados o adicionados, éste quedara sujeto a la nueva legislación y disposiciones administrativas a partir de su entrada en vigor.

1.10 Otras concesiones. Salvo por lo que se refiere al derecho de exclusividad previsto en la condición 1.2. de la presente Concesión, ésta no confiere otros derechos de exclusividad al Concesionario, por lo que la Secretaria podrá otorgar sendas concesiones a favor de terceras personas para ocupar y explotar posiciones orbitales geoestacionarias u Orbitas satelitales asignadas al país, con sus respectivas bandas de frecuencias asociadas y los derechos de emisión y recepción de señales, para que se presten servicios idénticos o similares en la misma área geográfica o en otra diferente, siempre y cuando la Comisión dictamine que los nuevos satélites no causaran interferencia perjudicial o afecten negativamente las características de operación de los satélites que ya se encuentran operando.

1.11 Otros satélites en la posición orbital geoestacionaria. En los términos y condiciones que autorice la Secretaria, previa opinión de la Comisión, el Concesionario podrá ocupar y explotar con dos o más satélites, la posición orbital objeto de la presente Concesión, con sus respectivas bandas de frecuencias.

En la coordinación que, en su caso, deba llevar a cabo la Comisión ante la Unión Internacional de Telecomunicaciones u otras administraciones nacionales, se aplicará en lo conducente, lo previsto por el articulo 39 del Reglamento.

1.12 Cesión de derechos. El Concesionario podrá ceder parcial o totalmente los derechos y obligaciones establecidos en esta Concesión en los términos de los artículos 35 y 36 de la Ley.

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1.13 Prestación de los servicios a través de filiales, subsidiarias o afiliadas. Previa autorización de la Secretaria, el Concesionario podrá prestar los servicios comprendidos en esta Concesión a través de empresas afiliadas, filiales o subsidiarias, siempre que acredite ante la Secretaria, que dichas empresas cuentan con la capacidad financiera, jurídica y técnica necesarias para la prestación de los servicios en cuestión. No obstante lo anterior, en todo momento, el Concesionario será el único responsable ante la Secretaria, la Comisión y cualquier autoridad competente, por el estricto cumplimiento de las obligaciones derivadas de la Concesión.

Para los efectos anteriores, se entenderá por afiliada, aquella persona moral en la que participen directa o indirectamente los mismos accionistas del concesionario y dichas acciones o partes sociales, les permitan ejercer el control y el poder de mando, en ambas entidades jurídicas, a grado tal, que determinen directa o indirectamente, las estrategias, políticas, decisiones de negocios o el momento de reparto o distribución de los ingresos, utilidades o dividendos en las mismas, ya sea a través de la propiedad de acciones, partes sociales o cualquier otro acto jurídico.

Para efecto de la presente Concesión, se entiende por:

a)	Control: la capacidad de imponer, directa o indirectamente, decisiones en las asambleas generales de accionistas, mantener la titularidad de derechos que permitan, directa o indirectamente, la administración, la estrategia o las principales políticas de la afiliada, ya sea a través de la propiedad de valores o por cualquier otro acto jurídico.

b)	Poder de mando: la capacidad de hecho para influir de manera decisiva en los acuerdos adoptados en las asambleas de accionistas o sesiones del consejo de administración o en la gestión, conducción y ejecución de los negocios de la afiliada.

1.14 Poderes o mandatos. Los mandatos que se otorguen en los términos del articulo 2546 del Código Civil Federal, con carácter de irrevocables, deberán ser sometidos previamente a la autorización de la Secretaria, acompañando los elementos que acrediten que el otorgamiento del mandato se estipuló como condición en un contrato bilateral a como un medio para cumplir con una obligación contraída y de los que se desprenda que el Concesionario no transmite ni grava la Concesión por virtud de tal acto.

En ningún caso, podrá el Concesionario otorgar mandato general para pleitos y cobranzas, actos de administración y de dominio con carácter de irrevocable.

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1.15 Modificación de estatutos. El Concesionario deberá someter a la autorización de la Secretaria, los proyectos de reformas estatutarias así como todos los actos que afecten los derechos concesionados.

1.16 Gravámenes. Cuando el Concesionario constituya algún gravamen sobre esta Concesión a los derechos derivados de ella, deberá efectuar el registro a que se refiere el articulo 64 de la Ley, dentro de los 30 días naturales siguientes a la fecha de su constitución.

El documento en el que conste la garantía otorgada deberá establecer, expresamente, que la ejecución de la misma en ningún caso otorgara el carácter de concesionario al acreedor.

Para que esta Concesión le sea adjudicada al acreedor o a un tercero, se requerirá que la Secretaria autorice la cesión de derechos en los términos de los artículos 35 y 36 de la Ley.

En ningún caso el Concesionario podrá ceder, gravar, dar en prenda, hipotecar o enajenar la Concesión, los derechos en ella conferidos y los bienes afectos a la misma, a ningún Gobierno o Estado extranjero.

1.17 Nacionalidad. El Concesionario no tendrá, en relación con esta Concesión, mas derechos que los que las leyes mexicanas conceden a los mexicanos y, por consiguiente, la sociedad y sus socios extranjeros, en su caso, se comprometen a no pedir ni aceptar la intervención diplomática de algún país extranjero, bajo la pena de perder, en beneficio de la nación mexicana, todos los bienes y derechos que hubiesen adquirido para operar y explotar el sistema satelital.

1.18 Inversión neutra. En términos del Titulo Quinto de la Ley de Inversión Extranjera, la inversión neutra no se computara para determinar el porcentaje de inversión extranjera en el capital social del Concesionario.

1.19 Empresas con participación estatal de países extranjeros. No se considerara como participación accionaria de un gobierno o estado extranjero, la que realicen empresas con participación estatal de países extranjeros que no sean consideradas como autoridades por la legislación interna del país de origen, y que tengan personalidad jurídica y patrimonio propios.

1.20 Suscripción y enajenación de acciones o partes sociales. El Concesionario se obliga a presentar a la Secretaria, a mes tardar el 30 de abril de cada año, una relación de sus diez principales accionistas y sus respectivos porcentajes de participación, a la que acompañará la información que determine la Secretaria.

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En caso de cualquier supuesto de suscripción de acciones o partes sociales, en un acto o sucesión de actos, que represente el 10% (diez) por ciento o más del monto del capital social de la sociedad, se deberá observar el régimen siguiente:

1.20.1	El Concesionario deberá dar aviso a la Secretaria de la intención de los interesados en realizar la suscripción de las acciones, debiendo acompañar el aviso con la información de las personas interesadas en adquirir las acciones;

1.20.2	La Secretaria tendrá un plazo de 90 (noventa) días naturales, contados a partir de la presentación del aviso, pare objetar por escrito y por cause justificada la operación de que se trate, y

1.20.3	Transcurrido dicho plazo sin que la operación hubiere sido objetada por la Secretaria, se entenderá aprobada.

Sólo las operaciones que no hubieren sido objetadas por la Secretaria podrán, en su caso, inscribirse en el libro de registro de accionistas o socios de la persona moral, sin perjuicio de las autorizaciones que se requieran de otras autoridades conforme a las disposiciones aplicables. No se requerirá presentar el aviso a que se refiere el segundo párrafo de esta condición, cuando la suscripción se refiera a acciones o partes sociales representativas de inversión neutra o de veto limitado a los asuntos a que se refiere el articulo 113 de la Ley General de Sociedades Mercantiles, o cuando se trate de aumentos de capital que sean suscritos por los mismos accionistas, siempre que no se modifique la proporción de la participación de cada una de ellos en el capital social.

En caso de que el interesado en suscribir las acciones o partes sociales sea una persona moral, en el aviso al que se refiere la condición 1.20.1 anterior, deberé presentarse la información necesaria pare que la Secretaria conozca la identidad de las personas físicas que tengan intereses patrimoniales mayores al diez por ciento del capital social de dicha persona moral, salvo que se trate de adquisiciones que realicen administradoras de Tondos pare el retiro o de sociedades de inversión, a través del mercado de valores.

Esta condición deberá incluirse en los estatutos sociales así como en los títulos o certificados que emita el Concesionario.

1.21 Capacitación y desarrollo tecnológico. El Concesionario desarrollará programas de adiestramiento y capacitación de su personal, mismos que se orientaren, preferentemente, hacia técnicos y profesionales del país.

Asimismo, el Concesionario deberá llevar a cabo labores de investigación y desarrollo en el país, para lo cual podrá coordinarse con la Comisión u otras instituciones de investigación y desarrollo tecnológico, tanto de México como del exterior.

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1.22 Designación de responsable técnico. El Concesionario se obliga a designar ante la Comisión un responsable del funcionamiento técnico del sistema satelital, quien contara con las facultades de administración necesarias para obligar al Concesionario ante la Comisión con respecto a la operación técnica del mismo sistema.

1.23 Operación de los centros de control. El Concesionario deberá establecer y conservar los centros de control y operación del sistema satelital, principal y alterno, dentro del territorio nacional.

El Concesionario se obliga a que la operación de los citados centros de control se llevara a cabo, preferentemente, por mexicanos.

1.24 Obligaciones en materia de Seguridad Nacional. El Concesionario deberá colaborar y llevar a cabo todas las medidas necesarias para coadyuvar con las instancias de seguridad nacional, así como proporcionar información que le sea requerida de conformidad con el marco jurídico aplicable.

Capítulo Segundo.

Disposiciones aplicables a la operación del sistema satelital

y a los servicios.

2.1 Operación del sistema satelital. El Concesionario se obliga a:

2.1.1	Asumir la responsabilidad por el control y operación de los satélites;

2.1.2	Hacer las instalaciones necesarias para que, desde los centros de control, tengan la posibilidad de limitar o interrumpir, en todo momento, las emisiones del satélite o los satélites de que se trate, a solicitud de la Comisión; y

2.1.3	Asegurar que el servicio se presta con calidad y continuidad, aún cuando se realice el reemplazo de los satélites.

2.2 Calidad del servicio. El Concesionario se obliga a prestar el servicio comprendido en esta Concesión en forma continua y eficiente, de conformidad con la legislación aplicable y las características técnicas establecidas en los Apéndices I y II.

Asimismo, el Concesionario se obliga a proporcionar el servicio que ampara esta Concesión, en condiciones satisfactorias de calidad, competitividad, continuidad y permanencia, y se abstendrá de aplicar practicas discriminatorias o subsidios cruzados entre servicios en competencia o a través de sus empresas afiliadas, subsidiarias o filiales, entre otras. Al efecto, el Concesionario deberá mantener una situación financiera sana, que le permita el cumplimiento de estas obligaciones.

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El Concesionario buscará que el servicio comprendido en la presente Concesión se presto con diversidad y calidad en beneficio de los usuarios, a fin de promover un desarrollo eficiente de los servicios satelitales. Para ello, el Concesionario deberá enviar a la Comisión, dentro de los 120 (ciento veinte) días naturales siguientes a la fecha de otorgamiento de este Concesión, los estándares mínimos de calidad de los servicios, sin perjuicio de que la Comisión expida al efecto disposiciones administrativas de carácter general.

2.3 Operación del servicio. El Concesionario deberá adoptar las medidas que resulten necesarias a efecto de que el servicio cubra la totalidad del territorio nacional.

Cuando se realice el reemplazo del satélite aprobado por la Secretaria, el Concesionario deberá mantener, cuando menos, la misma capacidad satelital para prestar servicios en la totalidad del territorio nacional, la que, de ser necesario para atender la demanda interna, podrá disminuirse, según lo autorice expresamente la Comisión, atendiendo a las necesidades de cobertura y eficiencia en la prestación del servicio.

2.4 Interrupción del servicio. En el supuesto de que se interrumpa la prestación del servicio a uno o más usuarios durante un periodo mayor al señalado en el plan a que se refiere la condición 2.8. de esta Concesión, el Concesionario resarcirá a los usuarios la parte de la cuota correspondiente por el tiempo quo dure la interrupción.

2.5 Sistema de quejas y reparaciones. El Concesionario deberá establecer un sistema pare la recepción de quejas y la reparación de fallas.

Asimismo, el Concesionario se obligue a instrumentar los mecanismos necesarios para reparar el sistema satelital y resolver en la medida de sus posibilidades las fallas en los servicios, dentro del periodo que se señale en el plan a que se refiere la condición 2.8. siguiente.

Mensualmente, el Concesionario deberá elaborar un reporte que incluirá la incidencia de fallas por tipo, las acciones correctivas adoptadas y los resarcimientos realizados, mismo que estará a disposición de la Comisión.

La Comisión podrá hacer del conocimiento publico dicha información conjuntamente con la de otros concesionarios que presten servicios similares en el país o en la misma área de cobertura.

2.6 Equipo de medición y control de calidad. El Concesionario se obliga a tomar las medidas necesarias para asegurar la precisión y confiabilidad de los equipos que utilice para la medición de la calidad y de la facturación del servicio. Para estos efectos, el Concesionario deberá efectuar pruebas de calibración a sus equipos y proporcionar a la Comisión, cuando ésta lo requiera, los resultados de las mismas por trimestre calendario y,

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en su caso, los documentos donde conste que se han realizado los ajustes correspondientes.

Asimismo, el Concesionario deberá mantener los registros de los equipos de medición que la Comisión determine.

2.7 Código de practicas comerciales. El Concesionario deberá integrar, de conformidad con las reglas de carácter general que al efecto expida la Comisión, un código de prácticas comerciales en el que describirá, en forma clara y concisa, el servicio que proporcioné y la metodología para la aplicación de las tarifas correspondientes. Una vez integrado dicho código, el Concesionario deberá tenerlo disponible al publico en sus oficinas comerciales y, a solicitud de la Comisión, publicará un extracto del mismo en uno de los diarios de mayor circulación a nivel nacional.

2.8 Contratos. Los modelos de contrato de adhesión que, pretenda celebrar el Concesionario con los usuarios para la prestación de los servicios, deberán ser previamente aprobados y registrados par la Procuraduría Federal del Consumidor.

Obtenida la aprobación y registro señalados en el párrafo que antecede, el Concesionario deberá someter a aprobación de la Comisión, en lo conducente, los modelos de contratos a celebrarse con los usuarios o bien la modificación de los mismos.

2.9 Servicios de emergencia. El Concesionario deberá someter a la aprobación de la Comisión, dentro de los sesenta días naturales siguientes a la expedición de la presente Concesión, un plan de acciones para prevenir la interrupción del servicio así como para proporcionar servicios de emergencia, en casos fortuitos o de fuerza mayor.

En la eventualidad de una emergencia y dentro de su área de cobertura, el Concesionario proporcionara los servicios indispensables que indique la Secretaria en forma gratuita solo por el tiempo y la proporción que amerite la emergencia.

El Concesionario deberá dar aviso a la Comisión de cualquier evento que pueda afectar negativamente el funcionamiento del sistema satelital.

Capítulo Tercero.

Tarifas.

3.1 Tarifas. El Concesionario fijará libremente las tarifas aplicables a los servicios que preste, las cuales deberán registrarse ante la Comisión y aplicarse en los términos que señala la Ley.

3.2 Cobro indebido de tarifas. Si el Concesionario llegare a cobrar a los usuarios tarifas no registradas, deberá resarcir a los mismos la diferencia con respecto a las tarifas

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registradas, sin perjuicio de las sanciones que se impongan de conformidad con la Ley y demás disposiciones aplicables.

3.3 Prohibición de subsidios cruzados. La Comisión podrá verificar en todo momento que las tarifas registradas no constituyan subsidios cruzados en términos del articulo 62 de la Ley, para cuyo efecto el Concesionario deberá proporcionar la información correspondiente dentro de los sesenta días naturales siguientes a la fecha en que reciba la solicitud de la Comisión.

3.4 Obligaciones específicas. Cuando conforme al articulo 23 del Reglamento, se determine que el Concesionario tiene poder sustancial en el mercado relevante, la Comisión podrá establecer al Concesionario obligaciones especificas en materia de tarifas, calidad del servicio e información, conforme al procedimiento que señala dicho articulo.

Capítulo Cuarto.

Verificación e información.

4.1 Verificación. La Comisión podrá, en todo tiempo, verificar el funcionamiento y operación de las instalaciones que integren el sistema satelital, así coma el grado de cumplimiento de los compromisos establecidos en esta Concesión, hacer la evaluación correspondiente y, en su caso, ordenar las medidas conducentes. El Concesionario deberá dar, para tales efectos facilidades a los representantes de la Comisión.

4.2 Información. Sin perjuicio de las facultades de la Comisión de requerir otra información, el Concesionario deberá entregar a la Comisión, dentro de los 150 (ciento cincuenta) días naturales siguientes al cierre del ejercicio correspondiente:

4.2.1	Los estados financieros auditados de su empresa;

4.2.2	Una descripción de los principales activos fijos que comprende el sistema satelital, de conformidad con los formatos que establezca la Comisión, y

4.2.3	Un informe sabre las acciones llevadas a cabo respecto de los programas de adiestramiento y capacitación de su personal, así coma de las labores de investigación y desarrollo en el país, según se establece en la condición 1.21. de esta Concesión.

4.3 El Concesionario deberá poner a disposición de la Comisión la información estadística de trafico, enrutamiento, ocupación, rendimiento u otros parámetros de operación generada por el sistema satelital, de conformidad con las disposiciones administrativas de carácter general que al efecto expida la Comisión.

Capítulo Quinto.

Garantía

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5. Garantía. El Concesionario deberá actualizar dentro de los 30 (treinta) días naturales siguientes a la fecha de inicio de la vigencia de la presente Concesión, establecerá garantía a favor de la Tesorería de la Federación para el cumplimiento de las obligaciones contenidas en la presente Concesión, mediante fianza contratada can Institución Afianzadora autorizada por la Secretaria de Hacienda y Crédito Publico o carta de crédito contratada can Institución de Crédito autorizada por la Comisión Nacional Bancaria y de Valores, por el equivalente a 4,000 (cuatro mil) días de salario minima general vigente en el Distrito Federal para el año a garantizar. El monto de la garantía deberá actualizarse anualmente, conforme al Salario Minima General Diario en el Distrito Federal vigente al momento de constituirse, conforme a la publicación en el Diario Oficial de la Federación. La garantía deberá estar vigente durante la vigencia de la Concesión y presentarse cada mes de enero ante la Comisión, misma que garantizara el pago de las sanciones pecuniarias que, en su caso, imponga la Secretaria.

Capítulo Sexto.

Requisa

6. Requisa. En los términos del articulo 66 de la Ley, y en caso de desastre natural, de guerra, de grave alteración del orden publico o cuando se prevea un peligro inminente para la seguridad nacional, la paz interior del país o para la economía nacional, la Secretaria podrá hacer la requisa de la posición orbital y sus bandas de frecuencias asociadas, los servicios auxiliares, obras, construcciones y demos dependencias y accesorios de las mismas, los bienes muebles e inmuebles necesarios para operar el servicio y disponer de todo ello coma juzgue conveniente. La Secretaria podía igualmente utilizar el personal que estuviere al servicio de la vía requisada cuando lo considere necesario. La requisa se mantendrá mientras subsistan las condiciones que la motivaron.

La Secretaria, salvo en caso de guerra, indemnizara al Concesionario, pagando los danos y perjuicios a su valor real. Si no hubiere acuerdo sabre el monto de la indemnización, los daños se fijaran por peritos nombrados por ambas partes, y en el caso de los perjuicios, se tomara coma base el promedio del ingreso neto en el año anterior a la requisa. Cada una de las partes cubrirá la mitad de los gastos que se originen en el peritaje. Los derechos de los trabajadores se respetaran conforme a la Ley en la materia.

Capítulo Séptimo

Terminación, contraprestación jurisdicción y competencia

7.1 Terminación. La presente Concesión terminara por:

7.1.1.	Vencimiento del plazo por el que se otorga;

7.1.2	Renuncia del Concesionario;

7.1.3	Revocación;

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7.1.4	Rescate y

7.1.5	Liquidación o quiebra del Concesionario;

7.2 Promesa de arrendamiento. En caso de terminación de la Concesión, el Concesionario se obliga a celebrar un contrato de arrendamiento con la Secretaria respecto de los bienes afectos al servicio de operación del sistema satelital. Dicha obligación estará vigente durante los cuatro meses siguientes al termino de la Concesión.

La vigencia del contrato de arrendamiento será de por lo menos un año y renovable automáticamente por periodos iguales y hasta par cinco anos. El monto de la renta será determinado a juicio de peritos, uno nombrado por el Concesionario, otro por la Secretaria y en caso de discrepancia por un tercero en discordia, nombrado por ambos peritos. En caso de que el Concesionario no nombre perito, o éste no se pronuncie, se entenderá que renuncia a su derecho de nombrarlo y acepta de manera incondicional el dictamen que emita el perito nombrado por la Secretaria.

7.3 Contraprestaciones al Gobierno Federal. Conforme a lo establecido en la condición 1.8.2. de la concesión otorgada el 23 de octubre de 1997, por Única ocasión no se incluye el pago de contraprestación económica, lo anterior sin perjuicio de los derechos, contribuciones y/o aprovechamientos que al efecto deba cubrir el Concesionario conforme a lo establecido en la legislación correspondiente.

Asimismo el Concesionario padre solicitar una nueva prórroga en términos de la Ley, el Reglamento y las demás disposiciones aplicables, y de ser procedente la misma deberá cubrir la contraprestación que al efecto fije el Gobierno Federal.

7.4 Jurisdicción y competencia. Para todo lo relativo a la interpretación y cumplimiento de la Concesión, salvo lo que administrativamente corresponda resolver a la Secretaria o a la Comisión, el Concesionario conviene en someterse a la jurisdicción de los Tribunales Federales ubicados en la Ciudad de México, Distrito Federal, renunciando al fuero que pudiere corresponderle en razón de su domicilio presente o futuro.

El Concesionario manifiesta que su domicilio fiscal y para efectos de esta Concesión es el ubicado en Av. Paseo de la Reforma No. 222 pisos 20 y 21 Col. Juárez, Delegación Cuauhternoc, C.P. 06600 México, D.F., y su clave de Registro Federal de Contribuyente es SME970626MK5.

Cualquier modificación al domicilio señalado deberá notificarse a la Secretaria y a la Comisión, sin que implique la modificación de la presente Concesión.

El domicilio del Concesionario se ubicara invariablemente dentro de los limites territoriales de los Estados Unidos Mexicanos.

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México, Distrito Federal, a 26 de mayo 2011

SECRETARIA DE COMUNICACIONES Y TRANSPORTES

EL SECRETARIO

/s/ Dionisio Arturo Pérez Jácome Friscione

DIONISIO ARTURO PERÉZ-JÁCOME FRISCIONE

/s/ Hector Manuel Fortis Sánchez

EL CONCESIONARIO

SATÉLITES MEXICANOS, S.A. DE C.V.

La presente hoja de firmas corresponde a la Prorroga del Titulo de Concesión que otorga el Gobierno Federal por conducto de la Secretaria de Comunicaciones y Transportes a favor de Satélites Mexicanos, S.A. de C.V., para ocupar la posición orbital geoestacionaria 116.8° LO asignada al país, pare la explotación exclusiva de las frecuencias de banda C, (3.7- 4.2 GHz) y (5.925-6.425 GHz), y las frecuencias de banda Ku, (11.7-12.2 GHz) y (14-14.5 GHz) asociadas, así como los derechos de emisión y recepción de señales.

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